Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
May 16, 2013	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES 10% STOCK DIVIDEND

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank, today announced that the Board of Directors of the Company had approved a 10% stock dividend for shareholders of record on May 31, 2013, payable on June 14, 2013.

Ronald D. Paul, Chairman and Chief Executive Officer of the Company, stated that “he was pleased to announce the stock dividend, which was effected in an effort to increase liquidity and shareholder value, and to maintain the relative affordability of an investment in the common stock for individual investors, who are also our customers, and whose support and patronage have been invaluable to the Company’s success as a community bank.”

As a result of the dividend, the number of outstanding shares will increase by approximately 2.3 million shares.

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland; Washington, D.C.; City of Alexandria, Virginia and Arlington and Fairfax Counties, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements

Statements included in this press release that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Eagle Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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